UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

Amendment No. 5

to

ANNUAL REPORT

of

JAPAN FINANCE CORPORATION

(Name of Registrant)

Date of end of last fiscal year: March 31, 2010

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Noriko Nasu

Chief Representative

Representative Office in New York

Japan Bank for International Cooperation

Japan Finance Corporation

712 Fifth Avenue 26th Floor

New York, NY 10019 U.S.A.

Copies to:

Garth W. Bray, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York

United States 10004-2498

*	The registrant is filing this annual report on a voluntary basis.

The Annual Report on Form 18-K of Japan Finance Corporation (“JFC”), filed on September 8, 2010, as amended by (i) Amendment No. 1, filed on September 15, 2010, (ii) Amendment No. 2, filed on October 4, 2010, (iii) Amendment No. 3, filed on December 8, 2010, (iv) Amendment No. 4, filed on January 14, 2011 and (v) this Amendment No. 5, is intended to be incorporated by reference into Registration Statement No. 333-157296 of the Registrant and Japan filed on February 13, 2009.

1.	The following exhibits are hereby added to the Annual Report:

Exhibit Number	Description

1.	“Corporate Reorganization Proceedings of JFC’s Major Business Counterparties” dated April 26, 2011

2.	“Approval of Legislation regarding spin off of Japan Bank for International Cooperation from JFC” dated April 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Tokyo, Japan on the 2nd day of May 2011.

JAPAN FINANCE CORPORATION

By	/s/ Toshiro Machii
Toshiro Machii Head Treasury Department, JBIC Japan Finance Corporation